Exhibit 99.1

                     Comcast Full Year and Fourth Quarter
          Results Meet or Exceed All Operating and Financial Targets
                  Setting Stage For Continued Growth in 2004

     Comcast Cable Delivers $6.35 Billion of Operating Cash Flow in 2003
                         A Pro Forma Increase of 42%

      Comcast Cable Operating Income Increased to $2.127 Billion in 2003

       Comcast Cable Adds Over 140,000 Basic Cable Subscribers in 2003

                  Comcast Repays $7 Billion of Debt in 2003

    PHILADELPHIA, Feb. 11 /PRNewswire-FirstCall/ -- Comcast Corporation today reported results for the fourth quarter and the year ended December 31, 2003. Comcast will discuss fourth quarter and year-end 2003 results and its outlook for 2004 on a conference call and webcast today at 8:30 AM Eastern Time. A live broadcast of the conference call with accompanying slides will be available on the investor relations website at www.cmcsa.com or www.cmcsk.com. The Company outlined its 2004 financial outlook in a separate press release today.
    Brian L. Roberts, president and CEO of Comcast Corporation said, "I am delighted to report that we achieved or exceeded all financial targets we set for ourselves in 2003 and delivered terrific results on all key integration goals. As a result, we are now uniquely positioned to deliver superior growth and value to our customers and shareholders in 2004 and beyond."
    "In 2003, our cable Operating Cash Flow grew by $1.9 billion or 42% driven by significant operating efficiencies in the acquired cable systems, the continued strong performance of our historical cable systems and the benefits of our increased size."
    "We added over 140,000 basic cable subscribers in 2003 compared to a pro forma loss in the prior year of over 415,000 -- a remarkable turnaround. The cable systems we acquired last year are now 93% upgraded. This is a dramatic improvement from 73% a year ago. The progress of our upgrade allowed us to extend the availability of Digital Cable and High-Speed Internet services during 2003. Demand for our new services remained strong during the year as we added more than 1 million new digital cable customers and nearly 1.7 million new high-speed Internet customers. We also met our goals for our Cable Phone service, substantially improving the operating margin for that product."
    "Customer response to our Digital Cable and High-Speed Internet service enhancements has been extremely positive. Video-on-demand, high definition television and digital video recorders give our customers the ability to increasingly personalize their TV viewing experience. Similarly, enhancements to our High-Speed Internet service like doubling the downloading speed and an improved portal continue to differentiate our service in the marketplace."
    Mr. Roberts continued, "Financially, we are better positioned today than I thought possible at the beginning of this year. In 2003, we reduced debt by $7 billion and have significant cash and non-strategic investments that provide added financial flexibility and strength."
    "With the upgrade of our cable network and the increasing penetration of our new products, the stage is now set for accelerating growth in Free Cash Flow in 2004."

    Cable Results
    Cable results for the fourth quarter and the year ended December 31, 2003 are presented on a pro forma basis. Pro forma cable results adjust only for acquisitions and are presented as if the acquisition of AT&T Broadband completed in November 2002 was effective on January 1, 2002. Please refer to Table 7-A and B for reconciliation of historical and pro forma data.

    Year ended December 31, 2003
    Comcast Cable delivered solid results against increased guidance for 2003:
                                            2003 Guidance        Results
    Revenue growth                        high single digits         9.1%
    Operating Cash Flow             $6.3 billion - $6.4 billion  $6.35 billion
    Basic subscriber additions          125,000 to 150,000          140,600
    Digital subscriber additions      950,000 to 1 million       1.033 million
    High-speed Internet
     subscriber additions                  1.7 million           1.664 million
    Cable phone subscriber additions        (175,000)               (171,500)

    For the year 2003, Comcast's cable operations generated revenue of $17.491 billion, a 9.1% pro forma increase from 2002. Pro forma video revenue increased 5.5% to $12.096 billion for the year 2003 compared with the prior year driven by additions in the number of basic subscribers of more than 140,000, increases in average monthly revenue per basic subscriber and growth in digital cable subscribers. High-Speed Internet service revenue for 2003 increased 51.7% over the prior year to reach $2.255 billion, reflecting a 45.9% increase in the customer base and average monthly revenue per subscriber of $42.44 for the year. Pro forma Cable Phone revenue declined 2.2% from 2002 to $801 million, reflecting a decrease in both subscribers and average monthly revenue per subscriber as a result of the Company's reduced marketing efforts and focus on profitability of the cable phone business. Pro forma advertising revenue increased 7.4% over the prior year to $1.112 billion, reflecting 19.3% growth in regional/national advertising as a result of the continuing success of Comcast Cable's regional interconnects, and growth of 1.8% in a soft local advertising market. Total pro forma revenue in Comcast's historical systems increased 11.3% during 2003 and 7.7% in the acquired cable systems. Growth in the historical markets was driven by wider availability of advanced products, such as Digital Cable and Comcast High-Speed Internet services.
    Pro forma operating income before depreciation and amortization (Operating Cash Flow or OCF) for the year 2003 increased 42.1% to $6.350 billion from $4.469 billion in 2002. Operating Cash Flow increased due to solid revenue growth and dramatically improving OCF margins driven by cost reductions related to overhead, a slower rate of growth in the cost of programming and increases in the number of basic, high-speed Internet and digital cable subscribers. Further contributing to the improvement in operating margins was the reduction in costs in the cable phone business. Reflecting the Operating Cash Flow improvement, OCF margins at the acquired cable systems grew from 19.5% for the year 2002 to 32.3% for 2003. Operating Cash Flow margin at Comcast's historical cable systems continue to show solid improvement ending the year at 42.5% compared to 41.3% in 2002. Pro forma results include an estimated $15 to $20 million of acquisition related costs incurred by Comcast in connection with the AT&T Broadband acquisition, and $425 million of acquisition and other costs incurred by AT&T Broadband prior to the closing of the AT&T Broadband acquisition in November 2002. Cable operating income increased to $2.127 billion for 2003 compared to a pro forma operating loss of $16.468 billion for 2002. The pro forma operating loss in 2002 includes $16.525 billion of goodwill and franchise impairment charges recognized by AT&T prior to the acquisition of AT&T Broadband by Comcast.
    In 2003, Comcast Cable added over 140,000 basic cable subscribers, a significant improvement over the pro forma loss of more than 415,000 subscribers in 2002. This increase reflects gains in the acquired cable systems of over 117,000 for the year, a turnaround from the loss of over 483,000 subscribers in 2002.
    Comcast Cable added 1.664 million high-speed Internet subscribers in 2003, a pro forma increase in net additions of 38.7% over the same period last year. Comcast finished the year with nearly 5.3 million subscribers, representing a penetration rate of 15.2%. More than 87% of the homes in Comcast's footprint, or over 34.7 million homes, now have access to High-Speed Internet service.
    Comcast Cable added 1.033 million digital cable customers in 2003 to end the year at nearly 7.7 million customers, a 15.6% increase over the year-ago period, representing a penetration rate of nearly 36%. Comcast Cable continues to focus on expanding the availability of new features and functions for its Digital Cable service. Video-on-demand (VOD) service which is now available to 50% of Comcast's cable subscribers has had a significant impact on how customers view television. In the Philadelphia market, where VOD was first launched over a year-ago, 50% of customers use VOD on average 15 times every month, triple last year's rate with nearly double the usage. VOD availability is expected to increase to over 80% of basic subscribers by the end of 2004. Comcast Cable's high definition television (HDTV) deployment is ahead of schedule with availability to over 84% of basic subscribers, surpassing the year-end goal of 75%. HDTV is expected to be available to at least 90% of basic subscribers by the end of 2004. Today, Digital Video Recorder (DVR) service is available to 10% of basic subscribers. By year-end 2004, 100% of the Company's subscribers will have the ability to obtain DVR service.
    Comcast Cable capital expenditures totaled $4.1 billion as Comcast Cable completed the upgrade of over 53,000 miles of cable plant to end the year with nearly 95% of its footprint upgraded to provide two-way services. The acquired systems are now 93% upgraded, up from 73% at December 31, 2002. The upgrade is well ahead of schedule and is expected to be completed during 2004.
    Comcast outlined its 2004 financial guidance in a separate press release today.

    Quarter ended December 31, 2003
    Comcast Cable revenue for the fourth quarter of 2003 was $4.507 billion, representing an 8.6% increase over the $4.149 billion in the fourth quarter of 2002. Revenue growth was driven by a 6.1% increase in video revenue as both the number of digital subscribers and average monthly revenue per subscriber increased. Comcast Cable added 70,000 basic cable subscribers and over 383,000 digital cable subscribers during the quarter. Comcast High-Speed Internet service revenue increased 44.8% over the prior year quarter driven by a nearly 46% increase in the number of High-Speed Internet subscribers.
    Comcast Cable reported Operating Cash Flow of $1.712 billion for the quarter, a pro forma increase of 63.3% over the same period of 2002. Comcast Cable Operating Cash Flow margin reached 38.0% this quarter, up significantly from the pro forma margin of 25.3% in the fourth quarter of 2002. The OCF margin for the acquired cable systems reached 34.9% in the current quarter up from 15.8% in the fourth quarter of 2002. Operating Cash Flow margin at the historical cable systems was 42.7% during the fourth quarter of 2003 up from 40.3% a year ago. Pro forma results include an estimated $7 to $10 million of acquisition related costs incurred by Comcast in connection with the AT&T Broadband acquisition, and $130 million of acquisition and other costs incurred by AT&T Broadband prior to the closing of the AT&T Broadband acquisition in November 2002. Cable operating income was $788 million in the fourth quarter compared to pro forma operating loss of $143 million in the fourth quarter of 2002.

    Content
    Comcast's content businesses include Comcast-Spectacor and national cable networks E! Entertainment Television, Style Network, The Golf Channel, Outdoor Life Network and G4.
    Comcast's content businesses delivered outstanding results in 2003 compared to guidance for the year which excluded the results of Outdoor Life and G4.

                                        2003 Guidance               Results
    Revenue growth                  high single digit growth          12.7%
    OCF growth                      mid to high teens growth          25.9%

    In 2003, revenue for Comcast's content businesses, including all national cable networks and Comcast-Spectacor, increased 15.4% over 2002 to $885 million. Operating Cash Flow grew 18.0% during 2003 to $227 million due to increases in distribution and advertising revenues at each of the cable networks offset in part by continued funding for expansion of Outdoor Life and G4.
    In the fourth quarter of 2003, Comcast's content businesses reported revenue of $250 million and Operating Cash Flow of $58 million representing increases quarter over quarter of 13.4% and 23.1%, respectively.

    Corporate and Other
    Comcast's Corporate and Other category primarily includes corporate overhead and eliminations between Comcast's businesses. Comcast reported in the Corporate and Other category an Operating Cash Flow loss of $185 million and $50 million, respectively, for the year and quarter ended December 31, 2003.

    Consolidated Results
    The Company's consolidated results include all acquisitions as of the date of their closing. The Company acquired AT&T Broadband in November 2002 adding over 13 million cable subscribers to Comcast's customer base. Comcast sold its 57% ownership interest in QVC in September 2003. QVC's results, prior to its sale, are presented as discontinued operations for all periods presented.
    For the year ended December 31, 2003, the Company reported consolidated revenues of $18.348 billion, as compared to $8.102 billion reported in 2002. Consolidated Operating Cash Flow increased to $6.392 billion in 2003 from the $2.836 billion reported in the prior year. Increases in revenue, Operating Cash Flow, depreciation and amortization and interest expense primarily reflect the acquisition of AT&T Broadband in November 2002. For the year ended December 31, 2003, the Company reported operating income of $1.954 billion compared to an operating income of $921 million in 2002.
    The Company reported a consolidated net loss from continuing operations for 2003 of $218 million or $0.10 per share as compared to net loss from continuing operations of $469 million or $0.42 per share in 2002. Contributing to the reduction in the net loss from continuing operations in 2003 was the impact of the acquisition of AT&T Broadband and lower investment losses. Comcast reported investment losses for 2003 of $84 million notably lower than the $543 million of losses in the prior year, due to improving market conditions in 2003 for its investment portfolio. Please refer to Tables 7-A, B and C of this release for a reconciliation of historical and pro forma data and for details regarding non-operating items. For the year ended
December 31, 2003, the Company reported net income of $3.240 billion or $1.44 per share, due primarily to the gain on the sale of its 57% ownership interest in QVC.

    Balance Sheet and Liquidity
    During 2003, Comcast made significant progress strengthening its balance sheet and liquidity position. At December 31, 2003, Comcast reported total debt of $27.0 billion, including $4.3 billion of exchangeable notes collateralized by equity securities that the Company owns, resulting in debt excluding exchangeables of $22.7 billion at December 31, 2003. The Company repaid $7.1 billion of debt during 2003 primarily through the proceeds from the restructuring of Time Warner Entertainment and the sale of QVC. Comcast retains significant financial flexibility at year-end with cash of nearly $1.6 billion and non-strategic investments including $1.5 billion in Time Warner stock, $1.5 billion in Liberty Media stock, a 21% interest in Time Warner Cable and interests in several cable joint ventures.

    This press release contains forward-looking statements. Readers are cautioned that such forward-looking statements involve risks and uncertainties that could significantly affect actual results from those expressed in any such forward-looking statements. Readers are directed to Comcast's Annual Report on Form 10-K for a description of such risks and uncertainties.
    Comcast Corporation will host a conference call with the financial community today February 11, 2004 at 8:30 a.m. Eastern Time (ET). The conference call will be broadcast live on the Company's Investor Relations website at www.cmcsa.com or www.cmcsk.com. A recording of the call will be available on the Investor Relations websites starting at 12:30 p.m. ET on February 11, 2004.
    Those parties interested in participating via telephone should dial
(847) 413-3156. A telephone replay will begin immediately following the call until February 12, 2004 at midnight ET. To access the rebroadcast, please dial
(630) 652-3000 and enter passcode number 8239543.
    To automatically receive Comcast financial news by email, please visit www.cmcsa.com or www.cmcsk.com and subscribe to e-mail Alerts.
    Comcast Corporation (Nasdaq: CMCSA, CMCSK) (www.comcast.com) is principally involved in the development, management and operation of broadband cable networks and in the provision of programming content. The Company is the largest cable company in the United States, serving more than 21 million cable subscribers. The Company's content businesses include majority ownership of Comcast Spectacor, Comcast SportsNet, E! Entertainment Television, Style Network, The Golf Channel, Outdoor Life Network and G4. Comcast Class A common stock and Class A Special common stock trade on The NASDAQ Stock Market under the symbols CMCSA and CMCSK, respectively.


                               COMCAST CORPORATION
                                     Table 1
            Condensed Consolidated Statement of Operations (Unaudited)
                   (amounts in millions, except per share data)

                                        Three Months Ended Twelve Months Ended
                                             December 31,      December 31,
                                            2003     2002      2003     2002

    Revenues                               $4,742   $3,000   $18,348   $8,102

    Operating, selling, general and
     administrative expenses                3,022    2,095    11,956    5,266

    Operating cash flow                     1,720      905     6,392    2,836

    Depreciation and amortization             978      824     4,438    1,915

    Operating Income                          742       81     1,954      921

    Interest Expense                         (439)    (335)   (2,018)    (870)
    Investment income (loss), net             334      159       (84)    (543)
    Other income (expense), net               (27)       5        11      (62)
                                             (132)    (171)   (2,091)  (1,475)

    Income (Loss) from Continuing
     Operations before                        610      (90)     (137)    (554)
       Income Taxes and Minority Interest

    Income tax benefit (expense)             (215)       5        16      128
    Minority interest                         (12)     (20)      (97)     (43)

    Income (Loss) from Continuing
     Operations                               383     (105)     (218)    (469)

    Income from discontinued operations,
     net of tax (1)                             -       54       168      195
    Gain on discontinued operations, net
     of tax (1)                                 -        -     3,290        -

    Net Income (Loss)                        $383     ($51)   $3,240    ($274)

    Basic and Diluted earnings (loss) per
     common share

       Income (loss) from continuing
        operations                          $0.17   ($0.07)   ($0.10)  ($0.42)

       Income from discontinued
        operations                              -     0.04      0.08     0.17

       Gain on discontinued operations          -        -      1.46        -

       Net income (loss) per common share   $0.17   ($0.03)    $1.44   ($0.25)

    Basic weighted average number of
     common shares outstanding              2,258    1,583     2,256    1,110

    Diluted weighted average number of
     common shares outstanding              2,269    1,583     2,256    1,110


    (1) On September 17, 2003 the Company completed the sale of its approximate 57% interest in QVC, Inc. Accordingly, the results have been presented as discontinued operations.




                               COMCAST CORPORATION
                                     TABLE 2
                Condensed Consolidated Balance Sheet (Unaudited)
                              (dollars in millions)

                                         December 31, 2003 December 31, 2002
    ASSETS

      CURRENT ASSETS
            Cash and cash equivalents               $1,550              $505
            Investments                              2,493             3,258
            Accounts receivable, net                   907               862
            Other current assets                       453               380
            Current assets of
             discontinued operations and
             assets held for sale                        -             2,094
                Total current assets                 5,403             7,099

      INVESTMENTS                                   14,818            15,174

      PROPERTY AND EQUIPMENT, NET                   18,473            18,381

      FRANCHISE RIGHTS AND GOODWILL                 65,891            64,784

      OTHER NONCURRENT ASSETS - including
       other intangible assets, net                  4,574             6,095

      NONCURRENT ASSETS OF DISCONTINUED
       OPERATIONS                                        -             1,595
                                                  $109,159          $113,128

    LIABILITIES AND STOCKHOLDERS' EQUITY

      CURRENT LIABILITIES
            Accounts payable, accrued
             expenses and other current
             liabilities                            $6,493            $7,637
            Short-term debt and current
             portion of long-term debt                 734             5,398
            Current portion of
             exchangeable debt                       2,427             1,555
            Current liabilities of
             discontinued operations                     -               816
                Total current liabilities            9,654            15,406

      LONG-TERM DEBT, less current
       portion                                      21,944            24,052
      LONG-TERM EXCHANGEABLE DEBT, less
       current portion                               1,891             3,904

      OTHER NONCURRENT LIABILITIES AND
       MINORITY INTEREST                            34,008            30,514

      NONCURRENT LIABILITIES AND MINORITY
       INTEREST OF DISCONTINUED OPERATIONS              -                923

      STOCKHOLDERS' EQUITY                          41,662            38,329
                                                  $109,159          $113,128



                               COMCAST CORPORATION
                                     TABLE 3
            Condensed Consolidated Statement of Cash Flows (Unaudited)
                              (dollars in millions)

                                                       Twelve Months Ended
                                                           December 31,
                                                      2003               2002

    OPERATING ACTIVITIES
      Net cash provided by operating
       activities from continuing operations         $2,854            $2,421


    FINANCING ACTIVITIES
      Proceeds from borrowings                        9,398             8,759
      Retirements and repayments of debt            (16,465)           (9,508)
      Other, net                                         19              (256)

        Net cash used in financing activities
         from continuing operations                  (7,048)           (1,005)


    INVESTING ACTIVITIES
      Capital expenditures                           (4,161)           (1,852)
      Proceeds from restructuring of TWE
       investment                                     2,100                 -
      Proceeds from sales of investments              1,871             1,263
      Proceeds from sales of Liberty Notes            4,000                 -
      Proceeds from sale of discontinued
       operations and assets
        held for sale                                 1,875                 -
      Other, net                                       (446)             (536)

        Net cash provided by (used in)
         investing activities from
          continuing operations                       5,239            (1,125)

    INCREASE IN CASH AND CASH EQUIVALENTS             1,045               291

    CASH AND CASH EQUIVALENTS, beginning
     of period                                          505               214

    CASH AND CASH EQUIVALENTS, end of
     period                                          $1,550              $505



                               COMCAST CORPORATION
                                     TABLE 4
           Pro Forma Financial Data by Business Segment (Unaudited) (1)
                              (dollars in millions)

                                                           Corporate and
                                                               Other
                                            Cable(2)  Content   (3)    Total
    Three Months Ended December 31, 2003
    Revenues                                  $4,507    $250   ($15)   $4,742
    Operating Cash Flow                       $1,712     $58   ($50)   $1,720
    Operating Income (Loss)                     $788     $21   ($67)     $742
    Operating Cash Flow Margin                 38.0%   23.1%     NM     36.3%
    Capital Expenditures (7)                  $1,052      $9     $7    $1,068

    Three Months Ended December 31, 2002
    Revenues                                  $4,149    $220   ($12)   $4,357
    Operating Cash Flow (4)                   $1,048     $47   ($43)   $1,052
    Operating Income (Loss)                    ($143)     $8   ($58)    ($193)
    Operating Cash Flow Margin (4)             25.3%   21.3%     NM     24.2%
    Capital Expenditures (6)                  $1,451      $5     $9    $1,465

    Twelve Months Ended December 31, 2003
    Revenues                                 $17,491    $885   ($29)  $18,347
    Operating Cash Flow                       $6,350    $227  ($185)   $6,392
    Operating Income (Loss)                   $2,127     $82  ($255)   $1,954
    Operating Cash Flow Margin                 36.3%   25.6%     NM     34.8%
    Capital Expenditures (7)                  $4,097     $23    $41    $4,161

    Twelve Months Ended December 31, 2002
    Revenues                                 $16,037    $767   ($37)  $16,767
    Operating Cash Flow (4)                   $4,469    $192  ($158)   $4,503
    Operating Income (Loss) (5)             ($16,468)    $45  ($256) ($16,679)
    Operating Cash Flow Margin (4)             27.9%   25.0%     NM     26.9%
    Capital Expenditures (6)                  $5,240     $18    $20    $5,278


    (1) See Non-GAAP and Other Financial Measures in Table 7. Historical financial data by business segment, as required under generally accepted accounting principles, is available in the Company's annual report on Form 10-K.

    (2) Pro forma financial data includes the results of AT&T Broadband acquired in November 2002 (acquired systems). Pro forma financial data excludes the results of the 314,000 cable subscribers sold to Bresnan Communications in March 2003 and excludes the results of the net reduction of 16,000 subscribers associated with the cable system exchange with Insight Communications in February 2003.

    (3) Corporate and Other includes the Company's domestic wireline telecommunications business, international wireless operations, Corporate and elimination entries.

    (4) Included for the three months ended December 31, 2002 are acquisition and employee termination related costs of $130 million incurred by AT&T prior to the acquisition of AT&T Broadband by Comcast and $7 to $10 million of acquisition related costs incurred by Comcast in connection with the AT&T Broadband acquisition. Included for the year ended December 31, 2002 are acquisition and employee termination related costs of $425 million incurred by AT&T prior to the acquisition of AT&T Broadband by Comcast and $15 to $20 million of acquisition related costs incurred by Comcast in connection with the AT&T Broadband acquisition.

    (5) Includes $16.525 billion impairment charge related to the write down of goodwill and cable franchise rights by AT&T prior to the acquisition of AT&T Broadband by Comcast.

    (6) For acquired systems, includes capital expenditures made since January 1, 2002.

    (7) Our Cable segment's capital expenditures are comprised of the following categories:


                                                    YTD
                                            4Q03 12/31/03
    Customer Premise Equipment (CPE)        $425  $1,573
    Scalable Infrastructure                  123     350
    Line Extensions                           78     251
    Upgrades                                 279   1,414
    Support Capital                          147     509
    Total                                 $1,052  $4,097


    CPE includes costs incurred at the customer residence to secure new customers, revenue units and additional bandwidth revenues (e.g. digital converters). Scalable infrastructure includes costs, not CPE or network related, to secure growth of new customers, revenue units and additional bandwidth revenues or provide service enhancements (e.g. headend equipment). Line extensions include network costs associated with entering new service areas (e.g. fiber/coaxial cable). Upgrades include costs to enhance or replace existing fiber/coaxial cable networks, including recurring betterments. Support capital includes costs associated with the replacement or enhancement of non-network assets due to obsolescence and wear out (e.g. non-network equipment, land, buildings and vehicles).


                               COMCAST CORPORATION
                                     TABLE 5
          Pro Forma Data - Cable Segment Components (Unaudited) (1) (2)
     (dollars in millions, except average revenue per basic subscriber data)

                            Historical
                           Systems (3)   Acquired Systems(3)      Total
                           2003    2002    2003      2002     2003      2002
    Three Months Ended
     December 31
    Revenues:
    Video (4)            $1,266  $1,193   $1,792    $1,687   $3,058    $2,880
    High-Speed Internet     262     175      367       259      629       434
    Phone                     7       6      176       218      183       224
    Advertising             121     109      194       188      315       297
    Other (5)                66      66      101       106      167       172
    Franchise Fees           54      51      101        91      155       142
    Total Revenues       $1,776  $1,600   $2,731    $2,549   $4,507    $4,149
    Average Total
     Revenue per Basic
     Subscriber          $69.33  $62.64   $70.59    $66.50   $70.09    $64.87
    Average Video
     Revenue per Basic
     Subscriber          $49.37  $46.71   $46.35    $44.00   $47.55    $45.08

    Operating Cash Flow
     (6)                   $758    $645     $954      $403   $1,712    $1,048
    Operating Income
     (Loss)                $411    $132     $377     ($275)    $788     ($143)
    Operating Cash Flow
     Margin (6)           42.7%   40.3%    34.9%     15.8%    38.0%     25.3%
    Capital Expenditures
     (8)                   $310    $306     $742    $1,145   $1,052    $1,451
    Operating Cash Flow
     (Deficit), Net of
     Capital
     Expenditures          $448    $339     $212     ($742)    $660     ($403)


                          Historical
                          Systems (3)     Acquired  Systems(3)     Total
                           2003    2002     2003      2002     2003      2002
    Twelve Months Ended
     December 31
    Revenues:
    Video (4)            $5,001  $4,708   $7,095    $6,752  $12,096   $11,460
    High-Speed Internet     939     590    1,316       896    2,255     1,486
    Phone                    24      24      777       794      801       818
    Advertising             425     383      687       653    1,112     1,036
    Other (5)               255     250      364       417      619       667
    Franchise Fees          211     203      397       367      608       570
    Total Revenues       $6,855  $6,158  $10,636    $9,879  $17,491   $16,037
    Average Total
     Revenue per Basic
     Subscriber          $66.89  $60.35   $69.05    $63.63   $68.18    $62.16
    Average Video
     Revenue per Basic
     Subscriber          $48.79  $46.16   $46.07    $43.47   $47.15    $44.54

    Programming Expenses                                     $3,909    $3,822

    Operating Cash Flow
     (6)                 $2,913  $2,542   $3,437    $1,927   $6,350    $4,469
    Operating Income
     (Loss) (7)          $1,609  $1,128     $518  ($17,596)  $2,127  ($16,468)
    Operating Cash Flow
     Margin (6)           42.5%   41.3%    32.3%     19.5%    36.3%     27.9%
    Capital Expenditures
     (8)                 $1,319  $1,317   $2,778    $3,923   $4,097    $5,240
    Operating Cash Flow
     (Deficit), Net of
     Capital
     Expenditures        $1,594  $1,225     $659   ($1,996)  $2,253     ($771)



    (1) See Non-GAAP and Other Financial Measures in Table 7.

    (2) Pro forma financial data includes the results of AT&T Broadband acquired in November 2002 (acquired systems). Pro forma financial data excludes the results of the 314,000 cable subscribers sold to Bresnan Communications in March 2003 and excludes the results of the net reduction of 16,000 subscribers associated with the cable systems exchange with Insight Communications in February 2003.

    (3) Historical systems represent those cable businesses operated by the Company prior to the acquisition of AT&T Broadband. The acquired systems represent those cable businesses acquired from AT&T.

    (4) Video revenues consist of our basic, expanded basic, premium, pay-per-view, equipment and digital services.

    (5) Other revenues include installation revenues, guide revenues, commissions from electronic retailing, other product offerings and revenues of our digital media center and regional sports programming networks.

    (6) Included for the three months ended December 31, 2002 are acquisition and employee termination related costs of $130 million incurred by AT&T prior to the acquisition of AT&T Broadband by Comcast and $7 to $10 million of acquisition related costs incurred by Comcast in connection with the AT&T Broadband acquisition. Included for the year ended December 31, 2002 are acquisition and employee termination related costs of $425 million incurred by AT&T prior to the acquisition of AT&T Broadband by Comcast and $15 to $20 million of acquisition related costs incurred by Comcast in connection with the AT&T Broadband acquisition.

    (7) Includes $16.525 billion impairment charge related to the write down of goodwill and cable franchise rights by AT&T prior to the acquisition of AT&T Broadband by Comcast.

    (8) For acquired systems, includes capital expenditures made since January 1, 2002.


                               COMCAST CORPORATION
                                     TABLE 6
               Pro Forma Data - Cable Segment (Unaudited)  (1) (2)


                                                Historical Systems (3)

                                              4Q03        3Q03        4Q02
    Cable
    Homes Passed (000's)                      14,500      14,400      14,200
    Subscribers (000's)                      8,568.8     8,514.6     8,545.4
    Penetration                                59.0%       58.9%       60.2%
    Quarterly Net Subscriber Additions
     (000's)                                    54.2       (21.9)       40.6

    Digital Cable
    "Digital Ready" Subscribers (000's)      8,568.8     8,514.6     8,545.4
    Subscribers (000's)                      2,679.5     2,550.2     2,246.3
    Penetration                                31.3%       30.0%       26.3%
    Quarterly Net Subscriber Additions
     (000's)                                   129.3       132.6       132.8
    Monthly Average Revenue per
     Subscriber                               $15.25      $15.08      $15.00

    High-Speed Internet
    "Available" Homes (000's)               13,905.6    13,631.1    12,611.3
    Subscribers (000's)                      2,226.2     2,072.0     1,526.0
    Penetration                                16.0%       15.2%       12.1%
    Quarterly Net Subscriber Additions
     (000's)                                   154.2       190.2       187.2
    Monthly Average Revenue per
     Subscriber                               $40.58      $41.22      $40.78

    Phone
    "Available" Homes (000's)                  462.4       453.7       273.8
    Subscribers (000's)                         38.9        39.4        39.5
    Penetration                                 8.4%        8.7%       14.4%
    Quarterly Net Subscriber Additions
     (000's)                                    (0.5)        0.9         0.8
    Monthly Average Revenue per
     Subscriber                               $50.13      $51.19      $55.61

    Total Revenue Generating Units
     (000's)  (4)                           13,513.4    13,176.2    12,357.2


                                                 Acquired Systems (3)

                                              4Q03        3Q03        4Q02
    Cable
    Homes Passed (000's)                      25,300      25,300      25,000
    Subscribers (000's)                     12,899.2    12,883.4    12,782.0
    Penetration                                51.0%       50.9%       51.1%
    Quarterly Net Subscriber Additions
     (000's)                                    15.8        22.7       (49.9)

    Digital Cable
    "Digital Ready" Subscribers (000's)     12,899.2    12,883.4    12,782.0
    Subscribers (000's)                      4,977.3     4,723.2     4,377.9
    Penetration                                38.6%       36.7%       34.3%
    Quarterly Net Subscriber Additions
     (000's)                                   254.1       185.7       254.3
    Monthly Average Revenue per
     Subscriber                               $15.25      $15.10      $14.21

    High-Speed Internet
    "Available" Homes (000's)               20,825.5    19,803.7    17,460.5
    Subscribers (000's)                      3,057.7     2,789.0     2,094.4
    Penetration                                14.7%       14.1%       12.0%
    Quarterly Net Subscriber Additions
     (000's)                                   268.7       282.5       179.8
    Monthly Average Revenue per
     Subscriber                               $41.88      $43.02      $43.09

    Phone
    "Available" Homes (000's)                8,951.9     8,928.7     8,438.4
    Subscribers (000's)                      1,228.0     1,272.4     1,398.9
    Penetration                                13.7%       14.3%       16.6%
    Quarterly Net Subscriber Additions
     (000's)                                   (44.4)      (55.6)       76.0
    Monthly Average Revenue per
     Subscriber                               $47.04      $46.87      $53.33

    Total Revenue Generating Units
     (000's)  (4)                           22,162.2    21,668.0    20,653.2


                                                        Total

                                              4Q03        3Q03        4Q02
    Cable
    Homes Passed (000's)                      39,800      39,700      39,200
    Subscribers (000's)                     21,468.0    21,398.0    21,327.4
    Penetration                                53.9%       53.8%       54.4%
    Quarterly Net Subscriber Additions
     (000's)                                    70.0         0.8        (9.3)

    Digital Cable
    "Digital Ready" Subscribers (000's)     21,468.0    21,398.0    21,327.4
    Subscribers (000's)                      7,656.8     7,273.4     6,624.2
    Penetration                                35.7%       34.0%       31.1%
    Quarterly Net Subscriber Additions
     (000's)                                   383.4       318.3       387.1
    Monthly Average Revenue per
     Subscriber                               $15.25      $15.09      $14.48

    High-Speed Internet
    "Available" Homes (000's)               34,731.1    33,434.8    30,071.8
    Subscribers (000's)                      5,283.9     4,861.0     3,620.4
    Penetration                                15.2%       14.5%       12.0%
    Quarterly Net Subscriber Additions
     (000's)                                   422.9       472.7       367.0
    Monthly Average Revenue per
     Subscriber                               $41.33      $42.25      $42.13

    Phone
    "Available" Homes (000's)                9,414.3     9,382.4     8,712.2
    Subscribers (000's)                      1,266.9     1,311.8     1,438.4
    Penetration                                13.5%       14.0%       16.5%
    Quarterly Net Subscriber Additions
     (000's)                                   (44.9)      (54.7)       76.8
    Monthly Average Revenue per
     Subscriber                               $47.13      $46.99      $53.40

    Total Revenue Generating Units
     (000's)  (4)                           35,675.6    34,844.2    33,010.4



    (1)  See Non-GAAP and Other Financial Measures in Table 7.

    (2) Pro forma financial data includes the results of AT&T Broadband acquired in November 2002 (acquired systems). Pro forma financial data excludes the results of the 314,000 cable subscribers sold to Bresnan Communications in March 2003 and excludes the results of the net reduction of 16,000 subscribers associated with the cable system exchange with Insight Communications in February 2003. Pro forma subscriber data includes 6,100 subscribers acquired from Telemedia, Inc. in June 2003, 16,600 subscribers acquired from ATM in July 2003 and 16,000 subscribers acquired from Millennium Inc. in September 2003.

    (3) Historical systems represent those cable businesses operated by the Company prior to the acquisition of AT&T Broadband. The acquired systems represent those cable businesses acquired from AT&T.

    (4) The sum total of all primary analog video, digital video, high-speed Internet and phone customers, but excluding additional outlets.



                                   TABLE 7

    Non-GAAP and Other Financial Measures

    Prior to the first quarter of 2003, we described the performance measure, operating income before depreciation and amortization, as Operating Cash Flow. In the first quarter of 2003, we referred to the same measure as EBITDA (earnings before interest, taxes, depreciation and amortization) in response to new guidance on Non-GAAP measures provided by the SEC in Regulation G and amendments to Item 10 of Regulation S-K. In the second quarter, we reverted back to describing this measure as Operating Cash Flow based on additional guidance provided by the SEC staff. This is only a change in terminology. We have not changed the calculation of this measure.
    Operating Cash Flow is the primary basis used to measure the operational strength and performance of our businesses. Free Cash Flow is an additional performance measure used as an indicator of our ability to service debt and make strategic investments. We use Debt Excluding Exchangeables as a measure of debt that will require cash from future operations or financings. We also adjust certain historical data on a pro forma basis following significant acquisitions or dispositions to enhance comparability.
    Operating Cash Flow is defined as operating income before depreciation and amortization and impairment charges, if any, related to fixed and intangible assets and gains or losses from the sale of assets, if any. As such, it eliminates the significant level of non-cash depreciation and amortization expense that results from the capital intensive nature of our businesses and intangible assets recognized in business combinations, and is unaffected by our capital structure or investment activities. Our management and Board of Directors use this measure in evaluating our consolidated operating performance and the operating performance of all of our operating segments. This metric is used to allocate resources and capital to our operating segments and is a significant component of our annual incentive compensation programs. We believe that Operating Cash Flow is also useful to investors as it is one of the bases for comparing our operating performance with other companies in our industries, although our measure of Operating Cash Flow may not be directly comparable to similar measures used by other companies.
    As Operating Cash Flow is the measure of our segment profit or loss, we reconcile it to operating income, the most directly comparable financial measure calculated and presented in accordance with Generally Accepted Accounting Principles (GAAP), in the business segment footnote of our quarterly and annual financial statements. Therefore, we believe our measure of Operating Cash Flow for our business segments is not a "non-GAAP financial measure" as contemplated by Regulation G adopted by the Securities and Exchange Commission. Consolidated Operating Cash Flow is a non-GAAP financial measure.
    Free Cash Flow, which is a non-GAAP financial measure, is defined as Operating Cash Flow less net interest, cash paid for taxes, and capital expenditures. As such, it is unaffected by fluctuations in working capital levels from period to period. It can also be computed as cash provided by operating activities less capital expenditures adjusted for the change in operating assets and liabilities, net of acquisitions.
    Debt Excluding Exchangeables, which is a non-GAAP financial measure, refers to the aggregate amount of our consolidated debt and capital lease obligations less the amount of notes that are collateralized by securities that we own.
    Pro forma data is used by management to evaluate performance when significant acquisitions or dispositions occur. Historical data reflects results of acquired businesses only after the acquisition dates while pro forma data enhances comparability of financial information between periods by adjusting the data as if the acquisitions (or dispositions) occurred at the beginning of the prior year. Our pro forma data is only adjusted for the timing of acquisitions and does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses. We believe our pro forma data is not a non-GAAP financial measure as contemplated by Regulation G.
    Operating Cash Flow and Free Cash Flow should not be considered as substitutes for operating income (loss), net income (loss), net cash provided by operating activities or other measures of performance or liquidity reported in accordance with GAAP. Debt Excluding Exchangeables should not be considered as a substitute for Total Debt. Additionally, in the opinion of management, our pro forma data is not necessarily indicative of future results or what results would have been had the acquired businesses been operated by us after the assumed earlier date.
    Following are quantitative reconciliations of Free Cash Flow, Debt Excluding Exchangeables, Consolidated Operating Cash Flow, and, although not required by Regulation G, reconciliations of business segment Operating Cash Flow and pro forma data.



                               COMCAST CORPORATION
                               TABLE 7-A continued
       Reconciliation of Historical and Pro Forma Data by Business Segment
                                   (Unaudited)
                              (dollars in millions)


                                                   Historical (1)

                                                           Corporate
                                                              and
    Three Months Ended December 31, 2003    Cable   Content  Other   Total
    Revenues                                $4,507   $250    ($15)   $4,742
    Operating expenses (excluding
     depreciation & amortization)            2,795    192      35     3,022
    Operating Cash Flow                     $1,712    $58    ($50)   $1,720
    Depreciation and amortization              924     37      17       978
    Operating income (loss)                   $788    $21    ($67)     $742
    Capital expenditures                    $1,052     $9      $7    $1,068


                                                           Corporate
                                                              and
    Three Months Ended December 31, 2002    Cable   Content  Other    Total
    Revenues                                $2,792   $220    ($12)   $3,000
    Operating expenses (excluding
     depreciation & amortization)            1,890    173      32     2,095
    Operating Cash Flow                       $902    $47    ($44)     $905
    Depreciation and amortization              770     39      15       824
    Operating income (loss)                   $132     $8    ($59)      $81
    Capital expenditures                      $803     $5      $9      $817



                                                           Corporate
                                                             and
    Twelve Months Ended December 31, 2003   Cable   Content  Other    Total
    Revenues                               $17,492   $885    ($29)  $18,348
    Operating expenses (excluding
     depreciation & amortization)           11,142    658     156    11,956
    Operating Cash Flow                     $6,350   $227   ($185)   $6,392
    Depreciation and amortization            4,223    145      70     4,438
    Operating income (loss)                 $2,127    $82   ($255)   $1,954
    Capital expenditures                    $4,097    $23     $41    $4,161



                                                           Corporate
                                                              and
    Twelve Months Ended December 31, 2002    Cable   Content  Other    Total
    Revenues                                $7,350   $767    ($15)   $8,102
    Operating expenses (excluding
     depreciation & amortization)            4,552    575     139     5,266
    Operating Cash Flow                     $2,798   $192   ($154)   $2,836
    Depreciation and amortization            1,670    147      98     1,915
    Impairment charge                          -      -       -         -
    Operating income (loss)                 $1,128    $45   ($252)     $921
    Capital expenditures                    $1,814    $18     $20    $1,852


                                               Adjustments (2)
                                                        Corporate
    Three Months Ended December 31, 2003       Cable    and Other Pro forma
    Revenues                                      -        -       $4,742
    Operating expenses (excluding
     depreciation & amortization)                 -        -        3,022
    Operating Cash Flow                           -        -       $1,720
    Depreciation and amortization                 -        -          978
    Operating income (loss)                       -        -         $742
    Capital expenditures                          -        -       $1,068

                                               Adjustments (2)
                                                       Corporate
    Three Months Ended December 31, 2002    Cable      and Other  Pro forma
    Revenues                                $1,357         -       $4,357
    Operating expenses (excluding
     depreciation & amortization)            1,211        (1)       3,305
    Operating Cash Flow                       $146        $1       $1,052
    Depreciation and amortization              421         -        1,245
    Operating income (loss)                  ($275)       $1        ($193)
    Capital expenditures                      $648         -       $1,465

                                               Adjustments (2)
                                                      Corporate
    Twelve Months Ended December 31, 2003     Cable    and Other  Pro forma
    Revenues                                   ($1)        -      $18,347
    Operating expenses (excluding
     depreciation & amortization)               (1)        -       11,955
    Operating Cash Flow                           -        -       $6,392
    Depreciation and amortization                 -        -        4,438
    Operating income (loss)                       -        -       $1,954
    Capital expenditures                          -        -       $4,161

                                               Adjustments (2)
                                                       Corporate
    Twelve Months Ended December 31, 2002    Cable     and Other  Pro forma
    Revenues                                 $8,687     ($22)     $16,767
    Operating expenses (excluding
     depreciation & amortization)             7,016      (18)      12,264
    Operating Cash Flow                      $1,671      ($4)      $4,503
    Depreciation and amortization             2,742        -        4,657
    Impairment charge                        16,525        -      $16,525
    Operating income (loss)                ($17,596)     ($4)    ($16,679)
    Capital expenditures                     $3,426        -       $5,278




      Reconciliation of Total Debt to Debt Excluding Exchangeables (Unaudited)
                            (dollars in millions)

    As of December 31, 2003
    Current portion of long-term debt        $3,161
    Long-term debt                           23,835
    Total Debt                              $26,996
    Exchangeable debt                         4,318
    Debt excluding exchangeables            $22,678


    (1) Historical amounts have been adjusted to reflect QVC as discontinued operations.

    (2) Pro forma data is only adjusted for timing of the acquisitions (or dispositions) and for acquisitions does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses.



                               COMCAST CORPORATION
                               TABLE 7-B continued
    Reconciliations of Cable Segment Historical and Pro Forma Data (Unaudited)
                              (dollars in millions)


                                                        Adjustments
    Three Months Ended December 31, 2002  Historical        (1)     Pro forma
    Revenues                                 $2,792       $1,357       $4,149
    Operating expenses (excluding
     depreciation & amortization)             1,890        1,211        3,101
    Operating Cash Flow                         902          146        1,048
    Depreciation & Amortization                 770          421        1,191
    Operating income (loss)                    $132        ($275)       ($143)



    Three Months Ended September 30, 2002              Adjustments
                                          Historical        (1)     Pro forma
    Revenues                                 $1,548       $2,487       $4,035
    Operating expenses (excluding
     depreciation & amortization)               901        1,936        2,837
    Operating Cash Flow                         647          551        1,198
    Depreciation & Amortization                 309          777        1,086
    Operating income (loss)                    $338        ($226)        $112


    Three Months Ended June 30, 2002                   Adjustments
                                            Historical     (1)       Pro forma
    Revenues                                 $1,541       $2,468       $4,009
    Operating expenses (excluding
     depreciation & amortization)               888        1,944        2,832
    Operating Cash Flow                         653          524        1,177
    Depreciation & Amortization                 298          785        1,083
    Impairment Charge                            -        16,525       16,525
    Operating income (loss)                    $355     ($16,786)    ($16,431)


    Three Months Ended March 31, 2002                  Adjustments
                                          Historical       (1)      Pro forma
    Revenues                                 $1,469       $2,375       $3,844
    Operating expenses (excluding
     depreciation & amortization)               872        1,926        2,798
    Operating Cash Flow                         597          449        1,046
    Depreciation & Amortization                 293          759        1,052
    Operating income (loss)                    $304        ($310)         ($6)

    1) Pro forma data is only adjusted for timing of the acquisitions (or dispositions) and for acquisitions does not include adjustments for costs related to integration activities, cost savings or synergies that have been or may be achieved by the combined businesses.


                               COMCAST CORPORATION
                               Table 7-C continued
        Reconciliation of Net Income (Loss) to Free Cash Flow (Unaudited)
                  (dollars in millions, except per share data)


                                                 Three Months Ended
                                                    December 31,
                                                 2003             2002
                                                     per               per
                                              $    share (3)    $    share (3)
    Net Income (Loss) as reported            $383    $0.17    ($51)  ($0.03)
      Discontinued Operations, net of tax      -        -      (54)   (0.03)
      Non-operating items, net of tax (1)    (191)   (0.09)    (94)   (0.07)
    Net Income (Loss) as adjusted            $192    $0.08   ($199)  ($0.13)

    Items to reconcile net income (loss)
      as adjusted to Operating Cash Flow:
        Depreciation and amortization         978     0.43     824     0.52
        Interest expense                      439     0.19     335     0.21
        Income tax expense                    111     0.06     (55)   (0.03)
    Operating Cash Flow                    $1,720    $0.76    $905    $0.57


                                                 2003             2002
    Operating Cash Flow                    $1,720   $1,720    $905     $905
    Less:
      Interest, net (2)                      (435)    (435)   (346)    (346)
      Cash Paid for Income Taxes (6)         (878)    (878)    (22)     (22)
      Change in Operating Assets and
       Liabilities,
        net of acquisitions                   (72)             241
    Net Cash Provided by Operating
     Activities                              $335             $778
        Less: Capital Expenditures                  (1,068)            (817)
    Free Cash Flow                                   ($661)           ($280)




                                                  Three Months Ended
                                                      December 31,
      (1) Detail of non-operating items:         2003             2002
                                                    per               per
                                             $     share (3)   $    share (3)
          Investment (income) expense -
           mark to market adjustments on
           trading securities,
           derivatives and hedged items,
            net                             ($272)  ($0.12)   ($92)  ($0.06)
          Investment (income) expense -
           (gain) loss on sales and
            exchanges of investments           (1)        -    (53)   (0.03)
          Investment expense - investment
            impairment losses (4)               2         -     20     0.01
          All other, net (5)                  (24)   (0.01)    (19)   (0.01)
            Total non-operating items        (295)   (0.13)   (144)   (0.09)
          Tax Effect                          104     0.04      50     0.02
          Non-operating items, net of tax   ($191)  ($0.09)   ($94)  ($0.07)



                                                 Twelve Months Ended
                                                     December 31,
                                                2003              2002
                                                     per              per
                                             $     share (3)   $    share (3)
    Net Income (Loss) as reported          $3,240    $1.44    ($274)  ($0.25)
      Discontinued Operations, net of tax  (3,458)   (1.53)    (195)   (0.18)
      Non-operating items, net of tax (1)     111     0.04      421     0.39
    Net Income (Loss) as adjusted           ($107)  ($0.05)    ($48)  ($0.04)

    Items to reconcile net income (loss)
      as adjusted to Operating Cash Flow:
        Depreciation and amortization       4,438     1.97    1,915     1.73
        Interest expense                    2,018     0.89      870     0.78
        Income tax expense                     43     0.02      99     0.08
    Operating Cash Flow                    $6,392    $2.83   $2,836    $2.55


                                                 2003              2002
    Operating Cash Flow                    $6,392   $6,392   $2,836   $2,836
    Less:
      Interest, net (2)                    (2,062)  (2,062)    (835)    (835)
      Cash Paid for Income Taxes (6)         (945)    (945)     (33)     (33)
      Change in Operating Assets and
       Liabilities,
        net of acquisitions                  (531)              453
    Net Cash Provided by Operating
     Activities                            $2,854            $2,421
        Less: Capital Expenditures                  (4,161)           (1,852)
    Free Cash Flow                                   ($776)             $116


                                                 Twelve Months Ended
                                                     December 31,
      (1) Detail of non-operating items:         2003              2002
                                                    per               per
                                              $    share (3)   $    share (3)
          Investment (income) expense -
           mark to market adjustments on trading
            securities, derivatives and
             hedged items, net               $206    $0.09     $301    $0.27
          Investment (income) expense -
           (gain) loss on sales and exchanges
            of investments                    (28)   (0.01)      48     0.04
          Investment expense - investment
            impairment losses (4)              72     0.03      247     0.22
          All other, net (5)                  (80)   (0.03)      52     0.05
            Total non-operating items         170     0.08      648     0.58
          Tax Effect                          (59)   (0.04)    (227)   (0.19)
          Non-operating items, net of tax    $111    $0.04     $421    $0.39


    (2) Includes interest expense net of interest income and excludes non-cash interest and subsidiary preferred dividends.

    (3) Diluted weighted average shares outstanding for the three and twelve months ended December 31, 2003 were 2.269 billion and 2.256 billion, respectively. Diluted weighted average shares outstanding for the three and twelve months ended December 31, 2002 were 1.583 billion and 1.110 billion, respectively.

    (4) We record losses on our investments for which we have determined that a decline in value of the investment was considered other than temporary.

    (5) Includes investment, interest and dividend income, equity in net (income) losses of affiliates, other income (expense) and minority interest.

    (6) Includes approximately $850 million cash paid income taxes associated with the sale of QVC.

SOURCE  Comcast Corporation
    -0-                             02/11/2004
    /CONTACT: Marlene S. Dooner, Vice President, Investor Relations, +1-215-981-7392, or Leslie A. Arena, Director, Investor Relations, +1-215-981-8511, or Daniel J. Goodwin, Director, Investor Relations, +1-215-981-7518, all of Comcast/
    /Web site:  http://www.cmcsa.com /
    (CMCSA CMCSK)

CO:  Comcast Corporation
ST:  Pennsylvania
IN:  ENT TVN CPR ITE
SU:  ERN CCA MAV